Exhibit 5.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, CA 94304-1050 o: 650.493.9300 f: 650.493.6811

April 30, 2021
Dropbox, Inc.
1800 Owens Street
San Francisco, CA 94158

Re: Registration Statement on Form S-8
Ladies and Gentlemen:
We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Dropbox, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on or about the date hereof, relating to the registration under the Securities Act of 1933, as amended, of an aggregate of 384,648 shares (the “Shares”) of the Company’s Class A common stock, par value $0.00001 per share, consisting of (i) 31,947 shares of the Company’s Class A common stock to be issued under the DocSend, Inc. 2013 Stock Plan (the “DocSend 2013 Plan”) and (ii) 352,701 shares of the Company’s Class A common stock to be issued under the DocSend, Inc. 2015 Stock Option and Grant Plan (the “DocSend 2015 Plan” and, together with the DocSend 2013 Plan, the “DocSend Plans”).
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in the manner referred to in the DocSend Plans and pursuant to the agreements that accompany the DocSend Plans, will be legally and validly issued, fully paid, and nonassessable.
We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati WILSON SONSINI GOODRICH & ROSATI Professional Corporation